Exhibit 19.2

Rule 10b5-1 trading plan guidelines
This document lays out guidelines for any Rule 10b5-1 trading plan covering publicly traded stock of ACV Auctions Inc. (the “Company”). In addition to honoring these guidelines, all 10b5-1 trading plans, along with any amendments or modifications to those plans, must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

●Participants. The Company’s executive level employees are required and members of the Company’s Board of Directors are strongly encouraged to adopt a 10b5-1 trading plan to govern all trades they make involving the Company's securities. Each of the Chief Legal Officer, Chief Financial officer, and Vice President, Associate General Counsel, Corporate has the power to allow additional Company employees to adopt a 10b5-1 trading plan. For clarity, the Company’s vice president level employees are not required to adopt a 10b5-1 trading plan, but remain subject to the Company's Insider Trading Guidelines.

●Plan and Approval. The 10b5-1 trading plan must be in writing and signed by the participant establishing the plan. The Company will keep a copy of each 10b5-1 trading plan. The Chief Legal Officer, Chief Financial Officer or Vice President, Associate General Counsel, Corporate must approve, in writing, each 10b5-1 trading plan, including any amendment or termination. Each 10b5-1 trading plan must include a representation by the participant certifying that such person is (1) not aware of any material non-public information about the Company or its securities ("MNPI") at the time of entering into, or modifying, such 10b5-1 trading plan and (2) adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Each person must also act in good faith with respect to a 10b5-1 trading plan throughout its duration, including with respect to any amendment, modification, or termination.

●Timing and Term of a Plan. There are limits on when a 10b5-1 trading plan can be adopted, so plan ahead. In short, a participant can only set up a 10b5-1 trading plan when: (1) the trading window under the Company’s Insider Trading Policy is open and (2) the participant does not possess MNPI about the Company. Each 10b5-1 trading plan must have a term of at least 9 months. That said, 10b5-1 trading plans can provide for early termination if a participant’s employment or directorship ends. In that case, if the termination occurs sooner than forty-five (45) days from the participant’s employment or directorship ending, then the participant may not trade in the Company’s securities until after the expiration of such forty-five (45) day period and participant remains subject to the Company's Insider Trading Policy.

●Timing of a Plan Amendment or Modification. Each 10b5-1 trading plan may be amended or modified only (1) during an open window, (2) when the participant does not possess MNPI and (3) with the prior written approval of the Chief Legal Officer, Chief Financial Officer or Vice President, Associate General Counsel, Corporate. The 10b5-1 trading plan amendment or modification must include a representation with respect to (1) and (2) in this paragraph. A 10b5-1 Plan may not be modified more than once for six (6) months from its commencement date or a modification or amendment thereto, and the delayed effectiveness of a first trade shall be consistent with these guidelines.

●Termination. Each 10b5-1 trading plan may be terminated at any time, provided that such termination must be approved by the Chief Legal Officer, Chief Financial Officer or Vice President, Associate General Counsel, Corporate.

●Delayed Effectiveness of First Trade. For directors and executive officers, the first trade under a 10b5-1 trading plan cannot occur until the later of (1) ninety (90) days following the adoption, amendment, or modification of the 10b5-1 trading plan, or (2) two business days following the filing of the Company’s quarterly or annual report covering the financial reporting period in which such Participant’s trading plan was adopted or modified, but in no event later than 120 days from the date of adoption, amendment or modification. For all others who may enter into a 10b5-1 trading plan, such waiting period shall be no less than forty-five (45) days. Such delayed effectiveness will not apply to modifications such as a change in account information or an adjustment for a stock split.

●Single-trade Plans. If a 10b5-1 trading plan is established with respect to only one trade (a “single-trade plan”), a participant may not enter into another 10b5-1 trading plan within a 12-month period following the adoption of such single-trade plan. The following do not constitute a single-trade plan: (1) sell-to-cover trades and(2) a 10b5-1 trading plan that gives discretion to an agent over whether to execute the plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time of the adoption of such 10b5-1 trading plan and might reasonably result in multiple transactions.

●Relationships with Plan Broker; No Subsequent Influence. If the 10b5-1 trading plan allows a broker discretion regarding the details of trading (e.g., timing, share amounts), the participant cannot communicate any MNPI to the broker, or attempt to influence how the broker exercises its discretion. In addition, any individual who executes the participant’s 10b5-1 trading plan must be a different individual from the person who executes trades for the participant in other securities.

●Plan Specifications; Discretion Regarding Trades. The 10b5-1 trading plan must specify the amount of stock to be purchased or sold, or specify or set an objective formula for determining the amount of stock to be sold. Transaction types such as market, limit, and VWAP orders are allowed. Each 10b5-1 trading plan must specify the timing of trading or allow for the broker to exercise its discretion regarding the timing of trading.

●Other Trades. No participant entering into a 10b5-1 trading plan may make open-market purchases or sales of the Company’s securities while a 10b5-1 trading plan is in effect other than in connection sell-to-cover of shares delivered upon restricted stock units vesting, which shall be sold in compliance with such participant’s Rule 144 obligations.

●Only One Plan in Effect at Any Time. A participant may have only one 10b5-1 trading plan in effect at any time. A participant may adopt a new 10b5-1 trading plan to replace an existing one, but only if the first scheduled trade under the new 10b5-1 trading plan does not occur before the last scheduled trade of the existing 10b5-1 trading plan. The replacement plan must also comply with the guidelines regarding the first trade described above.

●No Hedging. Individuals subject to the Insider Trading Policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding the Company’s securities. Likewise, before adopting a 10b5-1 trading plan, the participant may not have entered into a transaction or position that has yet to settle with respect to the securities subject to the

10b5-1 trading plan. The participant must also agree not to enter into any such transaction while the 10b5-1 trading plan is in effect.

●Mandatory Suspension. Each 10b5-1 trading plan must suspend trades if legal, regulatory, or contractual restrictions are imposed on the participant, or other events occur that would prohibit sales under such a plan. For example, trading would need to be suspended if these guidelines were amended to preclude that particular sort of trade.

●Compliance with Rule 144. Each 10b5-1 trading plan must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Forms 144, if applicable. If you need additional information on Rule 144 and Form 144, please contact the Chief Legal Officer or Vice President, Associate General Counsel, Corporate (as identified in ACV’s Section 16 Compliance Program).

●Broker Obligation to Provide Notice of Trades. Each 10b5-1 trading plan set up by a director or executive officer or other person subject to reporting under Section 16 of the Exchange Act must provide that the broker will promptly notify the participant and the Company of any trades under the plan so that the participant can make timely filings under the Exchange Act (i.e., no later than the close of business on the day of the trade).

●Participant Obligation to Make Exchange Act Filings. Each 10b5-1 trading plan must contain an explicit acknowledgement by the participant that all filings required by the Exchange Act, as a result of or in connection with trades under the plan, are the sole obligation of the participant and not the Company.

Updated: February 27, 2023
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